Exhibit 99.2

[Federated logo]	Press Release

Federated Provides Update on Inquiries into Mutual Fund Shareholder Trading Practices

(PITTSBURGH, PA, October 22, 2003) – Federated Investors, Inc. (NYSE: FII) today released the following statement concerning inquiries into mutual fund shareholder trading practices:

Like many other mutual fund companies, Federated Investors has received detailed requests for information on shareholder trading activities from the Securities and Exchange Commission, the New York State Attorney General and the National Association of Securities Dealers. The company has retained the law firm of Reed Smith LLP to conduct an internal investigation, which is ongoing. Cooperating with these regulatory authorities and the completion of the internal investigation are top priorities for the company.

The internal investigation is examining, among other things, circumstances in which it appears that a few investors in Federated funds were granted exceptions to the company’s internal procedures for limiting frequent transactions, and that some of these investors made additional investments in other Federated funds. The investigation has also identified instances in which it appears that orders for Federated variable net asset value funds were placed and accepted after the funds’ closing time at 4:00 p.m.

Federated’s investigation into these matters continues and the company is taking steps to ensure that its fund shareholder trading policies are adhered to.

Reed Smith is reporting its findings to a special committee appointed by Federated’s board. The special committee, consisting of three independent directors, the company’s chief executive officer and its chief legal officer, is reporting and making recommendations to the full board. Additionally, attorneys from the law firm of Dickstein Shapiro Morin & Oshinsky LLP, independent counsel to the Federated mutual funds, are participating in the investigation, and are reporting to the independent directors of the mutual funds, on their progress.

Federated is committed to taking remedial actions when and as appropriate, including compensating the funds for any detrimental impact these transactions may have had on them. Based upon the progress of

Contacts:
MEDIA J.T. Tuskan (412) 288-7895 jtuskan@federatedinv.com	ANALYSTS Ray Hanley (412) 288-1920 rhanley@federatedinv.com

Federated Provides Update on Inquiries

October 22, 2003

the investigation to date, Federated does not have sufficient information regarding these transactions to make a reasonable estimate of the amount, if any, by which the funds have been impacted. Accordingly, as of September 30, 2003, no reserve had been recorded for possible losses that may result.

Federated Investors, Inc. is one of the largest investment managers in the United States, managing $194.1 billion in assets as of September 30, 2003. With more than 135 mutual funds, various separately managed accounts and closed-end funds, Federated provides comprehensive investment management to more than 5,900 institutions and intermediaries including corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers. Federated ranks in the top two percent of money market fund managers in the industry, the top four percent of fixed-income fund managers and the top five percent of equity fund managers1. For more information, visit www.federatedinvestors.com.

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1. Strategic Insight, August, 2003. Based on assets in open-end funds.